Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for Second Quarter of 2010

Greenville, SC, July 20, 2010 - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the second quarter of 2010 was $94 thousand compared to $355 thousand for the second quarter of 2009. The lower net income in the 2010 period is primarily due to an increase of $1.3 million in the provision for loan losses, partially offset by a $1.1 million gain on sale of investments. After our dividend payment to the US Treasury as preferred shareholder, the net loss to common shareholders for the second quarter of 2010 was $238 thousand.

Net income for the six months ended June 30, 2010 was $113 thousand compared to net income of $843 thousand for the first six months in 2009. Similarly, the decrease in net income is primarily related to the after tax impact of a $2.0 million additional provision for loan losses, partly offset by a $1.1 million gain on sale of investments.

"The company's performance in the second quarter was in line with our expectations as higher credit costs and higher FDIC insurance premiums continue to negatively impact our earnings," stated Art Seaver, the company's CEO. "Our primary focus continues to be managing and reducing the risks in our loan portfolio. Nonperforming loans decreased for the quarter to 2.13% of total loans. However, as a result of an increase in real estate owned, our nonperforming assets ratio at June 30, 2010 increased to 2.40%. Although we believe that our other real estate is fairly valued, the current soft real estate market is a factor in the amount of time it takes to sell these assets," commented Seaver. Nonperforming assets consisted of $12.3 million of nonperforming loans and $5.5 million of other real estate owned at June 30, 2010. During the first six months of 2010, the company recorded $3.1 million in net charge-offs, or 1.08% on an annualized basis, and increased its provision for loan losses to $3.7 million compared to $1.7 million during the 2009 period. The company's reserve for loan losses increased to $8.4 million or 1.44% of loans at June 30, 2010.

Southern First Bank continues to attract retail deposits at a record pace. Total retail deposits have increased $84.5 million during the first six months of 2010. This pace represents a 49% annualized growth rate in retail deposits. This increase in retail funding enabled the company to reduce its wholesale deposits by over $42 million during the first six months of 2010. "The investments in infrastructure in both our Greenville and Columbia markets have resulted in record new client relationships," commented Seaver. "Clients continue to respond to the unique ClientFIRST level of service they find at Southern First. With over 75% of the new deposit growth coming from new transaction accounts, we are excited as more clients continue to choose Southern First as their primary bank." During the second quarter of 2010, the company opened $21.5 million in new core transaction accounts representing a 290% increase over the same period in 2009.

Net interest margin continues to hamper the performance of our company. The higher level of liquidity and higher level of non-performing assets negatively impacted the company's margin during the second quarter. The company expects improvement over the latter half of 2010 with the focus on improving overall loan yields and lowering deposit costs.

Shareholder's equity totaled $59.9 million as of June 30, 2010, an increase of 1.0% from the same period in 2009. With a tier 1 leverage ratio of 9.65% and total risk based capital ratio of 13.12%, the company's capital ratios far exceed the regulatory requirements for a "well capitalized" institution.

Total assets were $741.4 million at June 30, 2010, a 0.2% decrease over total assets of $743.1 million at June 30, 2009. Total loans were $572.4 million as of June 30, 2010, a 1.9% increase over loans at June 30, 2009. Total assets increased 3.1% since December 31, 2009. The modest increase in assets during the first six months is primarily a result of increases in cash of $15.6 million and $5.8 million in loans. In addition, during the first six months of 2010, our deposits increased $42.2 million.

The Company's book value per common share was $14.23 as of June 30, 2010, while the closing stock price on that day was $7.25 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the improvement of the Company's net interest margin that are not historical facts, and (2) other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," and "projects," as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company's loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2010 and 2009 has not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Summary Results of Operations Data:
Interest income	$8,942	$9,081	$17,799	$17,977
Interest expense	4,045	4,162	8,121	8,597
Net interest income	4,897	4,919	9,678	9,380
Provision for loan losses	2,300	975	3,700	1,725

Net interest income after provision for loan losses	2,597	3,944	5,978	7,655
Noninterest income	1,585	519	2,155	933
Noninterest expense	4,111	3,964	8,119	7,393
Income (loss) before taxes	71	499	14	1,195
Income tax expense (benefit)	(23)	144	(99)	352
Net income	94	355	113	843
Preferred stock dividend	216	216	433	294
Dividend accretion	116	127	240	170
Net income (loss) available to common shareholders	$(238)	$12	$(560)	$379

Per Share Data:
Net income (loss) per common share, basic	$(0.08)	$0.00	$(0.18)	$0.12
Net income (loss) per common share, diluted	$(0.08)	$0.00	$(0.18)	$0.12
Common book value per share	$14.23	$14.33	$14.23	$14.33

Weighted average common shares outstanding:
Basic	3,143	3,045	3,136	3,045
Diluted	3,143	3,046	3,136	3,050

Performance Ratios:
Return on average assets (1)	0.05%	0.20%	0.03%	0.24%
Return on average equity (1)	0.63%	2.42%	0.37%	3.24%
Net interest margin (tax-equivalent)(1)	2.79%	2.91%	2.81%	2.82%
Efficiency ratio (2)	75.95%	72.90%	75.65%	71.69%

Growth Ratios and Other Data:
Percentage change in net income (loss) available to common share shareholders from the same period of the previous year	(208.33)%	(98.61)%	(247.76)%	(76.43)%
Percentage change in diluted net income (loss) per common share from the same period of the previous year	n/m	(100.00)%	(250.00)%	(76.00)%

______________________________

n/m	Not meaningful
(1)	Annualized for the three and six month periods.
(2)	Computed by dividing noninterest expense by the sum of net interest income, excluding real estate activity and gain on sale of investments, and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,		At December 31,
	2010	2009	2009

Summary Balance Sheet Data:
Assets	$741,391	$743,072	$719,297
Investment securities	94,524	102,552	94,633
Loans (2)	580,707	569,423	574,270
Allowance for loan losses	8,352	7,739	7,760
Deposits	536,331	496,147	494,084
Retail	430,723	277,941	346,235
Wholesale	105,608	218,206	147,849
Other borrowings	126,700	168,496	146,950
Junior subordinated debentures	13,403	13,403	13,403
Shareholders' equity	59,919	59,314	59,841

Asset Quality Ratios:
Nonperforming loans, past due and restructured
loans to total loans (2)	2.13%	1.53%	2.04%
Nonperforming assets, past due and restructured
loans to total assets	2.40%	1.77%	2.15%
Net charge-offs year to date to average total loans (1)(2)	1.08%	0.35%	0.63%
Allowance for loan losses to nonperforming loans	67.62%	89.10%	66.09%
Allowance for loan losses to total loans (2)	1.44%	1.36%	1.35%

Capital Ratios:
Equity to assets	8.08%	7.98%	8.32%
Leverage ratio	9.65%	10.00%	10.00%
Tier 1 risk-based capital ratio	11.87%	12.10%	12.00%
Total risk-based capital ratio	13.12%	13.40%	13.30%

Growth Ratios and Other Data:
Percentage change in assets	(0.23)%
Percentage change in loans (2)	1.98%
Percentage change in deposits	8.10%
Percentage change in equity	1.02%
Loans to deposits ratio (2)	108.27%

(1) Annualized for the six month periods.
(2) Includes nonperforming loans.